Exhibit 10.13
Employment Agreement

between

AGCO International GmbH Victor von Bruns-Strasse 17 CH-8212 Neuhausen am Rheinfall	"Company"

and

Torsten Dehner Jakobstrasse 3, D-70839 Gerlingen	"Executive"

Recitals
(A)On April 2nd 2018, the Executive and the Company entered into an employment agreement ("Old Employment Agreement").
(B)The Parties wish to fully replace the Old Employment Agreement as per January 1, 2020 ("Commencement Date").
In consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive do hereby agree as follows ("Agreement"):
1.Old Employment Agreement
The Old Employment Agreement shall be fully replaced by this Agreement as per the Commencement Date.
2.Employment
(a)As of the Commencement Date, the Company hereby employs the Executive, and the Executive hereby agrees to serve the Company, upon the terms and conditions set forth in this Agreement, subject to the Executive holding a valid work certificate and a residence permit.
(b)The Parties agree that there is no probation period as of the Commencement Date.
(c)The years of service of the Executive with the Company or another company of the AGCO Group (as defined below) preceding this Agreement shall be added to the years of service under this Agreement for benefits that depend on the number of years of service of the Executive. The employment term shall commence on and shall continue in effect until terminated in accordance with Section 16 or any other provision of the Agreement.
(d)The Executive's principal place of work shall be at the Company's offices or such other premises as the Company may use from time to time. Notwithstanding the principal place of work, the Executive's duties require the Executive to regularly travel on business for the Company and/or the AGCO Group to other locations both in Switzerland and abroad.
3.Position and Duties
The Executive shall serve as Senior Vice President, General Manager, Europe/ Middle East, and shall perform such duties and responsibilities as may from time to time be prescribed by the Chairman, President and CEO of AGCO Corporation, Delaware ("AGCO"), the Chief Operating Officer of AGCO or the Board of Directors of AGCO. During the term of employment, the Executive shall also be appointed a Managing Officer of the Company and the Executive shall also, if so requested and without additional compensation, serve as a legal director or officer of any subsidiary legal entity of AGCO. The Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote all of his working time and efforts to the business and affairs of AGCO and its affiliates. During the two (2) years following a Change in Control (as defined herein), the Executive's position (including offices, titles and reporting requirements), duties, and responsibilities shall not be reduced, and the Executive shall not be required to work at a location other than the location at which the Executive was based at the time of the Change in Control.
4.Compensation
4.1Base Salary
The Company shall pay to the Executive an annual base salary ("Base Salary") of CHF 480,000 (gross) payable in equal monthly installments throughout the term of such employment subject to Section 12 hereof and subject to applicable tax and payroll deductions. The Company shall consider increases in the Executive's Base Salary annually, and any such increase in salary implemented by the Company shall become the Executive's Base Salary for purposes of this Agreement.
4.2Incentive Compensation
Provided Executive has duly performed his obligations pursuant to this Agreement, the Executive shall be eligible to participate in the AGCO Management Incentive Plan with a bonus target level of 90% of the Base Salary, subject to the terms and conditions of the AGCO Management Incentive Plan as implemented from time to time. Any bonus payment under the AGCO Management Incentive Plan shall be gross and subject to applicable tax and payroll deductions. Any bonus payment shall be a special and a fully discretionary ex gratia award in accordance with Article 322d Swiss Code of Obligations (Gratifikation) that AGCO shall make on a fully voluntary basis. The Executive acknowledges and agrees that the Executive has no legal claim for a bonus in itself, in any particular form and/or in any particular amount. The award of a bonus (if any) is entirely at the sole discretion of the Compensation Committee of the Board of Directors of AGCO. The benefits payable under the AGCO Management Incentive Plan shall be paid by the Company to the Executive. The fact that the Executive receives a bonus payment for a certain period does not establish any entitlement to a bonus in itself, in any particular form and/or in any particular amount for a subsequent period.
4.3Long Term Incentive
Provided Executive has duly performed his obligations pursuant to this Agreement, the Executive shall be eligible to participate in the AGCO 2006 Long Term Incentive Program as restated and amended (“AGCO Long Term Incentive Program”), commencing with the 2020-2023 award cycle at the Senior Vice President Level, subject to the terms and conditions of the AGCO Long Term Incentive Program as implemented by AGCO from time to time. Any previously earned entitlements under the AGCO Long Term Incentive Program from the Executive’s previous positions in the Company shall continue. Any award made under the AGCO Long Term Incentive Program shall be gross and subject to applicable tax and payroll deductions. Each such award shall be a special and a fully discretionary ex gratia award in accordance with Article 322d Swiss Code of Obligations (Gratifikation) offered and made by AGCO on a fully voluntary basis. The Executive acknowledges and agrees that the Executive has no legal claim for such an award in itself, in any particular form and/or in any particular amount. The award (if any) is entirely at the sole discretion of the Compensation Committee of the Board of Directors of AGCO. The fact that the Executive receives an award for a certain period does not establish any entitlement to an award in itself, in any particular form and/or in any particular amount for a subsequent period.
The Executive acknowledges and agrees that the eligibility to participate in the AGCO Long Term Incentive Program shall not constitute a promise of employment during the term of the AGCO Long Term Incentive Program.
4.4Modification of Benefits
Without by implication limiting the foregoing, during the two (2) years following a Change in Control, the Executive's compensation, including Base Salary, incentive compensation opportunity, pension plan opportunity, other benefits and fringe benefits shall not be reduced.
5.Expenses
The Company shall pay or reimburse the Executive in accordance with the applicable expense policy promptly for all reasonable and necessary expenses incurred by him in connection with his duties hereunder, upon submission by the Executive to the Company of such written evidence of such expenses as the Company may require.
6.Vacation
(a)The Executive shall be entitled to 25 days of paid vacation per annum (pro rata in case the employment starts or ends during a calendar year) in addition to the public holidays as applicable in the jurisdiction of the registered place of incorporation of the Company, subject to the terms of the Company's vacation policy.
(b)Vacation shall be taken at times agreed with the Company. The Executive shall give sufficient notice of intention to take holidays to the Company, of which the written approval to the specific dates is required. At least two weeks of vacation per year of service shall be granted and taken consecutively.
(c)The Company may require the Executive to take vacation at times designated by the Company, provided that such paid vacation are announced at least 3 months in advance.
7.Company Car
The Company will grant to the Executive a company car for business and private use at the Senior Vice President Level, under and in accordance with the applicable car scheme in place from time to time, with all expenses paid (i.e., including insurance premiums, fees, spare parts, maintenance, repairs and fuel). The Executive acknowledges and agrees that he shall be fully responsible for his share of any social security charges and any other charges and/or taxes due under applicable law resulting from the benefit of the private use of the company car.
8.Hours of Work
The hours of work are such as may be required for the proper performance of the Executive's duties, normally between 8 a.m. and 6 p.m. (excluding breaks), and at such other times as may be appropriate without any additional remuneration or the grant of extra time off or other compensation.

9.[Deliberately left blank]
10.Restrictive Covenants
10.1Acknowledgments
The Executive acknowledges that (i) he frequently will be exposed to certain Confidential Information (as defined in Section 10.2), (ii) his responsibilities will extend to all geographical areas where AGCO is doing business, and (iii) any competitive activity on his part during the term of his employment and for a reasonable period thereafter would necessarily involve his use of Confidential Information and, therefore, would unfairly threaten the AGCO 's legitimate business interests, including its substantial investment in the proprietary aspects of its business and the goodwill associated with its customer base. Moreover, the Executive acknowledges that, in the event of the termination of his employment with the Company, he would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 10. Therefore, the Executive acknowledges and agrees that it is reasonable for the Company to require him to abide by the covenants set forth in this Section 10. The parties acknowledge and agree that if the nature of the Executive's responsibilities for or on behalf of AGCO and the geographical areas in which the Executive must fulfill them materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 10.
10.2Definitions
(a)"AGCO Business" means designing, manufacturing, marketing, and distributing agricultural equipment.
(b)"Material Contact" as used in the non-solicitation provision below means personal contact or the supervision of the efforts of those who have personal contact with an existing or potential customer or vendor in an effort to further or create a business relationship between the Company, any other affiliate of AGCO (such affiliates, AGCO, and the Company, collectively, "AGCO Group") and such existing or potential customer or vendor.
(c)"Confidential Information" means information about the AGCO Group, its Executives, and customers which is not generally known outside of the AGCO Group, which the Executive learns of in connection with the Executive's employment with the Company, and which would be useful to competitors of the AGCO Group or potentially harmful to AGCO Group's reputation. Confidential Information includes, but is not limited to: (1) technical, business and trade information of the AGCO Group such as marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which AGCO Group hires executives and provides services to its customers; (3) the nature, origin, composition and development of AGCO Group's products and services; and (4) the manner in which AGCO Group provides products and services to its customers.
(d)"Territory" means those countries and areas as more particularly set forth on Exhibit A attached hereto.
10.3Covenant of Confidentiality
During the term of this Agreement, the Executive agrees only to use and disclose Confidential Information in connection with his duties hereunder and to otherwise maintain the secrecy of the same. The Executive agrees that for a period of five years following the cessation of his employment for any reason, he shall not directly or indirectly divulge any Confidential Information without prior written consent of the Company. The Executive further agrees that if he is questioned about information subject to this Agreement by anyone not authorized to receive such information, he will promptly notify the Chairman of the Board of Directors of AGCO. This Agreement does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure. The Executive will immediately notify the Chairman of the Board of Directors of AGCO if he receives any subpoenas which could require the disclosure of Confidential Information, so that the Company may take whatever actions it deems necessary to protect its interests.
10.4Covenant of Non-Competition
The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not compete with the AGCO Business by performing services of the same or similar type as those he performed for the Company as an executive, contractor, consultant, officer, director or agent for any person or entity engaged in the AGCO Business. This paragraph restricts competition only within the Territory.
10.5Covenant of Non-Solicitation
The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not directly or indirectly solicit or attempt to solicit any business in competition with the

AGCO Business from any of the customers with whom the Executive had Material Contact within the last 18 months of his employment with the Company. The Executive further agrees that for a period of twenty-four (24) months following the cessation of his employment, he will not directly or indirectly solicit or attempt to solicit any vendors of the Company with whom he had Material Contact during the last 18 months of his employment with the Company to provide services to any person or entity which competes with the AGCO Business.
10.6Covenant of Non-Recruitment
The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not directly or indirectly solicit or attempt to solicit any other employee of the Company for the purpose of encouraging, enticing, or causing said employee to voluntarily terminate employment with the Company.
10.7Remedies for Violation of Restrictive Covenants
For each violation of the covenants defined by and/or set forth in Sections 10.2, 10.4, 10.5 and 10.6, the Executive shall pay to the Company an amount corresponding to CHF100,000 as liquidated damages (Konventionalstrafe) plus such additional damages as may be incurred by AGCO Group. The payment of this sum shall not operate as a waiver of the above obligations. The Company shall, in addition to all other damages, be entitled to obtain a court's order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation
10.8Severability
In the event that any one or more of the provisions of these restrictive covenants shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in these restrictive covenants shall be held to be excessively broad as to duration, activity or subject, the parties authorize the Court in which such action is pending to modify said covenants and enforce them to the extent that the Court deems reasonable.
11.Intellectual Property
(a)All intellectual property, including inventions and designs, and other proprietary work effort which the Executive either alone or in conjunction with others invents,

conceives, makes or produces while employed by the Company (whether during working hours or not) and which directly or indirectly:
(i)relate to matters within the scope of the Executive's duties or field of responsibility; or
(ii)are based on the Executive's knowledge of the actual or anticipated business or interests of the Company or any of the AGCO Group; or
(iii)are aided by the use of time, materials, facilities or information of the Company or any of the AGCO Group and all legal rights therein shall be the sole and exclusive property of the Company.
(b)The Executive shall communicate promptly and confidentially in writing to those persons authorised for the purpose by the Board of Directors and to no other persons all such inventions, designs and work effort of a proprietary nature.
(c)The Company reserves the right to acquire any invention, design and proprietary work effort invented, conceived, made or produced by the Executive merely on occasion of his/her employment activity, but not during the performance of his/her contractual duties. The Company shall inform the Executive in writing within six months upon receipt of the Executive's notice pursuant to Section (b) whether it wishes to acquire the rights to such invention, design, or proprietary work effort or whether such invention, design or proprietary work effort will be released to the Executive.
(d)The Executive shall execute and perform at the expense of the Company both during the continuance of his/her employment hereunder and at all times thereafter all such applications, assignments, documents, acts and things as may reasonably be required by the Company for the purpose of obtaining and enforcing in such countries as the Company may direct all necessary legal protection in respect of inventions, designs and other proprietary work effort owned by the Company and for vesting the same in the Company or as the Company may direct.
12.Executive's General Obligations
(a)The Executive shall faithfully and diligently perform his tasks, in compliance with the instructions given to him by the Chairman, President and CEO of AGCO, the Chief Operating Office of AGCO and the Board of Directors of AGCO. At the time of entering into this Agreement, the Executive reports to the Chief Operating Officer of AGCO.

(b)The Executive shall devote his full working time to the Company and shall not undertake other professional activities, whether paid or unpaid, and/or accept other employments, positions, or any corporate function (e.g. board membership) during the term of this Agreement, except as provided for in this Agreement or as disclosed and accepted at the time this Agreement is entered into. The Executive must obtain the written approval of the Company before acceptance of such position. The Company is free to decline giving such written approval without an obligation to state reasons.
(c)Prior accepting any political office or engaging in any other activity in the public interest (e.g., charity work), the Executive must seek and duly consider the opinion of the Company.
13.Incapacity to Work (Sick Pay / Pay in case of Accident)
(a)Should the Executive be incapacitated due to illness, accident or the like to perform his duties under this Agreement, the Executive shall notify the Employer immediately and shall provide a medical certificate evidencing such incapacity as of the fourth calendar day of absence for the full period of absence. The Employer reserves the right to require the Executive, at any time, to undergo a medical examination conducted by the Employer's medical doctor, at the Employer's expense, and to provide a medical certificate. The Executive hereby authorizes such medical doctor to disclose and discuss with the Company the results of its examination relating to the Executive's incapacity to work.
(b)During absence from work due to illness, accident or the like, the Executive shall be paid in accordance with the regulations as per the sick pay insurance and/or accident insurance in place.
(c)The Company will pay the full insurance premiums for sick pay coverage and accident insurance premiums for occupational and non-occupational accident.
14.Pension and Capital Plan
14.1Pension Plan for Base Salary
(a)The Executive is required to join the pension plan of the Company. Affiliation, membership and coverage are governed by the relevant regulations, a copy of which will be handed over to the Executive.

(b)The Company and the Executive shall pay the contributions to the pension plan for the Base Salary pursuant to the choice of Executive as per the form outlining the options for the Executive retirement credits. The Executive's contributions will be deducted from the monthly salary payment.
14.2Supplemental Pension Plan for Bonus Payments
(a) The Executive is required to join the supplemental pension plan, of the Company. Affiliation, membership and coverage are governed by the relevant regulations, a copy of which will be handed over to the Executive.
(b) Bonus payments will be covered under this additional pension plan. The Company and the Executive shall pay the appropriate contributions to the pension plan following receipt of such bonus monies.
15.Health Insurance, Travel Insurance
(a)The Executive is eligible to enroll in the Company's health insurance plan, subject to the terms and conditions thereof. The Company will, on a monthly basis, reimburse to the Executive the health insurance premiums of the Executive and his family (limited to his spouse or partner and his children) under a Swiss health insurance scheme and such reimbursement shall also apply if the Executive and his family (limited to his spouse or partner and his children) have a German health insurance. The Executive acknowledges and agrees that he shall be fully responsible for his share of any social security charges and any other charges and/or taxes due under applicable law in relation to the reimbursement of such health insurance premiums and that the Company shall deduct the social security charges and any other charges and/or taxes due under applicable law in relation to the reimbursement of such health insurance premiums from Executive's Base Salary.
(b)The Company undertakes, at the Company's expense and for the benefit of the Executive, to take out travel insurance with USD 1 million accident coverage (subject to amendment from time to time by the Company), subject to the terms and conditions of such travel insurance policy.
(c)Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated management executives. To the extent that the Company is not able to continue life, group health or similar benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately.
16.Termination
16.1Death
This Agreement shall terminate upon the death of the Executive, provided, however, that for purposes of the payment of Base Salary to the Executive, the Company shall continue to pay the Base Salary to the Executive's estate for an additional ninety (90) days from the last day of the month in which the death of the Executive shall have occurred.
16.2Retirement
This Agreement shall terminate upon the Executive reaching the Swiss statutory retirement age.
16.3Cause
The Company may terminate the Executive's employment hereunder for Cause by giving written Notice of Termination to the Executive. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon: (i) the conviction of Executive of, or the entry of a plea of guilty, first offender probation before judgment, or nolo contendere by Executive to, any felony; (ii) fraud, misappropriation or embezzlement by Executive; (iii) Executive's willful failure or gross negligence in the performance of his assigned duties for the Company, which failure or negligence continues for more than or was not remedied within thirty (30) calendar days following Executive's receipt of written notice of such willful failure or gross negligence; (iv) Executive's willful failure to follow reasonable and lawful directives of the Board or his breach of his fiduciary duty to the Company, which failure is not remedied within thirty (30) calendar days following Executive's receipt of written notice of such failure; (v) any act or omission of Executive that has a demonstrated and material adverse impact on the Company's business or reputation for honesty and fair dealing, other than an act or failure to act by Executive in good faith and without reason to believe that such act or failure to act would adversely impact on the Company's business or reputation for honesty and fair dealing; or (vi) the breach by Executive of any material term of this Agreement, which breach continues for more than or was not remedied within thirty (30) calendar days following Executive's receipt of written notice of such breach.

16.4Without Cause; Good Reason
(a)This Agreement may be terminated by the Company without Cause, or by the Executive without Good Reason, by giving written Notice of Termination (as defined in Section 16.5).
(b)The Executive may terminate his employment hereunder for Good Reason, by giving written Notice of Termination to the Company. For the purposes of this Agreement, the Executive shall have "Good Reason" to terminate his employment hereunder upon certain circumstances: (a) a substantial reduction in the Executive's aggregate Base Salary and annual incentive compensation taken as a whole, excluding any reductions caused by the performance of the Company or the Executive, including but not limited to, the failure by the Executive to achieve performance targets established from time to time by the AGCO Board of Directors and/or under the Management Incentive Plan or AGCO Long Term Incentive Program or from below budget performance by AGCO , or (b) the Company's failure to make payments of Base Pay and incentive compensation, but only upon notice of such failure given by the Executive within ninety (90) days of the initial existence of the failure and the subsequent failure of the Company to cure the non-payment within thirty (30) days of such notice.
16.5Notice of Termination
Any termination by the Company pursuant to the Section 16.3 above or by the Executive pursuant to Section 16.4(b) above, shall be communicated by written Notice of Termination from the party issuing such notice to the other party hereto. For the purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. A date of termination specified in the Notice of Termination under Section 16.3 or Section 16.4(b) shall not be dated earlier than ninety (90) days from the date such Notice of Termination is delivered or mailed to the applicable party but not later than two (2) years after the initial existence of the relevant failure. A date of termination specified in the Notice of Termination under Section 16.4(a) shall not be dated earlier than one hundred and eighty (180) days from the date such Notice of Termination is delivered or mailed to the applicable party.
16.6Obligation to Pay
(a)If the Executive's employment shall be terminated by reason of death, the estate of the Executive shall be paid all sums otherwise payable to the Executive through the end of the third month after the month in which the death of the Executive occurred, including all bonus or other incentive benefits accrued or accruable to the Executive through the end of the month in which the death of the Executive occurred, on the same basis as if the Executive had continued employment through such times, and the Company shall have no further obligations to the Executive under this Agreement.
(b)If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary (ie annual base salary as previously defined in Section 4.1) through the date of termination specified in the Notice of Termination and reimbursements otherwise payable to the Executive, and the Company shall have no further obligations to the Executive under this Agreement.
(c)Unless a termination occurs within two (2) years following a Change in Control, if the Executive's employment shall be terminated by the Company without Cause or by the Executive for Good Reason (a "Non-Change in Control Termination"), the Company shall (x) pay the Executive a sum in the amount of the Base Salary for one year (at the rate in effect on the date of such termination), and (y) pay the Executive a pro rata portion of the bonus or other incentive benefits to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year, which incentive compensation shall be payable at the time incentive compensation is payable generally under the applicable incentive plans; provided, however, that notwithstanding the foregoing, the Executive shall not be entitled to any severance payments under clauses (x) and (y) (together the “Severance Payment”) of this sentence upon and after reaching age 65. The Parties acknowledge and agree that the Severance Payment is an extraordinary payment, which, given its nature, is no part of the Executive's salary and is not pensionable. The Company shall deduct from the Severance Payment the social security charges and any other charges and/or taxes due under applicable law.
(d)The part of the Severance Payment in the amount of the Base Salary as per Section 16.6 (c) will become due in three equal installments. The first installment will be due with the last salary payment prior to the lapse of the notice period, the second installment three months and the third installment six months after the last salary payment was due. The part of the Severance Payment in the amount of a pro rata portion of an incentive or bonus payment as per Section 16.6 (c) will become due at such time as such payments are customarily made by the Company. At the Company's sole discretion, the Company may, without any obligation, make early payments of any part of the Severance Payment with the effect of full discharge. In case of late payment of any part of the Severance Payment, no interest of any kind will accrue. The Executive shall have no further right to receive any other compensation, benefits or perquisites after the date of termination of employment except as determined under the terms of this Agreement.
(e)If within two (2) years following a Change in Control the Executive's employment shall be terminated by the Company without Cause or by the Executive for Good Reason (a "Change in Control Termination"), the Company shall immediately, and in all events within thirty (30) days after the date of termination, pay the Executive the sum of (x) two (2) times the Base Salary (at the rate in effect on the date of such termination), (y) a pro rata portion of the bonus or other incentive benefits to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year, plus (z) a bonus in an amount equal to the three (3) year average of the awards received by the participant during the prior two (2) completed years and the current year's trend (based upon results through the month most recently complete prior to the termination, extrapolated for the complete year) multiplied by two (2) times. Any payment due to the Executive with respect to clause (y) and (z) that is calculated based upon the AGCO Management Incentive Plan shall be reduced by any similar amounts received by the Executive under such plan. Also, notwithstanding the foregoing, in the event of a Change in Control Termination, the Company shall continue the Executive's life and group health coverage for a period of two (2) years, subject to the same payments by the Executive that the Executive was required to make prior to termination. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated management executives. To the extent that the Company is not able to continue life or group health benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately.
(f)For the purposes of this Agreement, the term "Change in Control" shall mean change in the ownership of AGCO, change in the effective control of AGCO or change in ownership of a substantial portion of AGCO 's assets, including each of the following:

(i) a change in the ownership of AGCO occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of AGCO that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of AGCO (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of AGCO , acquires additional stock); (ii) change in the effective control of AGCO is presumed (which presumption may be rebutted by the Compensation Committee of the AGCO Board of Directors) to occur on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of AGCO possessing thirty percent (30%) or more of the total voting power of the stock of AGCO; (iii) a majority of members of the AGCO 's Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of AGCO 's Board of Directors prior to the date of the appointment or election of such new directors; or (iv) a change in the ownership of a substantial portion of AGCO 's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from AGCO that have a total fair market value equal to forty percent (40%) or more of the total fair market value of all of the assets of AGCO immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of AGCO (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by AGCO ; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of AGCO ; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value of voting power of all of the outstanding stock of AGCO .
16.7Covenant to Return Property and Information
The Executive agrees to return all of the Company's property within seven (7) days following the cessation of his employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to the Executive, or which the Executive has developed or collected in the scope of his employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers together with the company car referred to under Section 7.
17.Conditions Applicable to Severance Payment; Mitigation of Damages
(a)If the Executive breaches his obligations under Section 10 above, the Company may, in addition to the remedies under Section 10.7, upon written notice to the Executive, cease to make any further payments or provide any benefits described in Section 16.6.
(b)In the case of a Change in Control Termination, the Executive shall be required to mitigate the amount of any payment provided for in Section 16.6 by seeking other employment and any such payments shall be reduced by any amounts which the Executive receives or is entitled to receive from another employer within one year after the end of the employment relationship (after social security contributions, but pre-income tax and irrespective of the issue, if and when Employee receives actual payment). The Executive shall promptly notify the Company in writing in the event that other employment is obtained or remunerated self-employed services are provided. The Executive is not required to mitigate the amount of any payment provided for in Section 16.6 if the termination of employment is not due to a Change in Control Termination. However, if the Executive will start other gainful employment or will provide remunerated, self-employed services within one year after the end of the employment relationship, the Executive must promptly notify the Company. Any such earnings of the Executive for services provided within one year after the end of the employment relationship (after social security contributions, but pre-income tax and irrespective of the issue, if and when Executive receives actual payment) entitle the Company to reduce any outstanding portion of the Severance Payment correspondingly or, as the case may be, obligate the Executive to reimburse the Company.
18.General Provisions
(a)This Agreement and the policies, rules, and/or regulations listed in Section 18(b) constitutes the full agreement and understanding among the Parties with respect to the employment of the Executive with the Company as of the Commencement Date, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. Any representation or statement (in whatever form) made to the Executive in connection with the Executive's employment as of the Commencement Date not incorporated in this Agreement shall not be valid and have no effect. The parties to this Agreement each acknowledge that both of them and their respective agents and advisors were active in the negotiation and drafting of the terms of this Agreement.
(b)The following policies, rules, and/or regulations, each as amended from time to time, shall be incorporated into this Agreement by reference, and the Executive acknowledges to have received a copy of, and hereby agrees to, all such policies, rules, and/or regulations:
(i)AGCO Management Incentive Plan;
(ii)AGCO Long Term Incentive Program;
(iii)Expense Reimbursement Policy;
(iv)Global Code of Conduct;
(v)Current Sick Pay and Accident Insurance Coverage;
(vi)Current Pension Plan;
(vii)Health Insurance Plan (if applicable);
(viii)Travel Insurance Plan
(c)No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board of Directors of AGCO and agreed to in a writing signed by the Executive and such officer as may be specifically authorized by the Board of Directors of AGCO. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions of this Agreement at the same or at any prior or subsequent time.
(d)The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. Neither this Agreement or any rights or obligations of the Executive herein shall be transferable or assignable by the Executive.

(e)The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The parties intend for each of the covenants contained in Section 10 to be severable from one another.
(f)The provisions of Section 10 hereof shall survive the termination of Executive's employment and shall be binding upon the Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees and the provisions of Section 16 hereof relating to payments and termination of the Executive's employment hereunder shall survive such termination and shall be binding upon the Company.
19.Governing Law and Jurisdiction
(a)This Agreement, including the jurisdiction clause, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.
(b)Exclusive jurisdiction for all disputes arising out of or in connection with this Agreement shall be with the ordinary courts at the registered place of incorporation of the Company.

Place, Date	Place, Date
AGCO International GmbH	Torsten Dehner

Name, job title

Name, job title

Exhibit to Employment and Severance Agreement / T. Dehner

Exhibit A: Territory

CODE	COUNTRY	AGCO RECOGNISED DISTRIBUTION/REPRESENTATIVE
AF	AFGHANISTAN	Y
AL	ALBANIA	Y
DZ	ALGERIA	Y
AO	ANGOLA	Y
AG	ANTIGUA AND BARBUDA	Y
AR	ARGENTINA	Y
AU	AUSTRALIA	Y
AT	AUSTRIA	Y
AY	AZORES	Y
BH	BAHRAIN	Y
BD	BANGLADESH	Y
BB	BARBADOS, WEST INDIES	Y
BE	BELGIUM	Y
BJ	BENIN	Y
BO	BOLIVIA	Y
BA	BOSNIA	Y
BR	BRAZIL	Y
BG	BULGARIA	Y
BI	BURUNDI	Y
CM	CAMEROON	Y
CA	CANADA	Y
CF	CENTRAL AFRICAN REPUBLIC	Y
CL	CHILE	Y
CN	CHINA	Y
CO	COLOMBIA	Y
CG	CONGO	Y
CD	CONGO, DEM REP	Y
CR	COSTA RICA	Y
HR	CROATIA	Y
CY	CYPRUS	Y
CZ	CZECH REPUBLIC	Y
DK	DENMARK	Y
DJ	DJIBOUTI	Y
EC	ECUADOR	Y

EG	EGYPT	Y
SV	EL SALVADOR	Y
EE	ESTONIA	Y
ET	ETHIOPIA	Y
FJ	FIJI	Y

CODE	COUNTRY	AGCO RECOGNISED DISTRIBUTION/REPRESENTATIVE
FI	FINLAND	Y
FR	FRANCE	Y
GF	FRENCH GUIANA	Y
PF	FRENCH POLYNESIA	Y
GA	GABON	Y
GM	GAMBIA	Y
GE	GEORGIA	Y
DE	GERMANY	Y
GH	GHANA	Y
GR	GREECE	Y
GP	GUADELOUPE	Y
GT	GUATEMALA	Y
GY	GUYANA	Y
HAT	HAITI	Y
HN	HONDURAS	Y
HK	HONG KONG	Y
HU	HUNGARY	Y
IR	I.R.O. IRAN	Y
IS	ICELAND	Y
IN	INDIA	Y
ID	INDONESIA	Y
IQ	IRAQ	Y
IE	IRELAND	Y
IL	ISRAEL	Y
IT	ITALY	Y
CI	IVORY COAST	Y
JM	JAMAICA, WEST INDIES	Y
JP	JAPAN	Y
JO	JORDAN	Y
KZ	KAZAKHSTAN	Y
KE	KENYA	Y
KW	KUWAIT	Y
LV	LATVIA	Y
LB	LEBANON	Y
LY	LIBYA	Y
LT	LITHUANIA	Y
LU	LUXEMBOURG	Y
MK	MACEDONIA	Y
MG	MADAGASCAR	Y

MW	MALAWI	Y
MY	MALAYSIA	Y
ML	MALI	Y

CODE	COUNTRY	AGCO RECOGNISED DISTRIBUTION/REPRESENTATIVE
MQ	MARTINIQUE	Y
MU	MAURITIUS	Y
MX	MEXICO	Y
MA	MOROCCO	Y
MZ	MOZAMBIQUE	Y
MM	MYANMAR	Y
NP	NEPAL	Y
NL	NETHERLANDS	Y
NC	NEW CALEDONIA	Y
NZ	NEW ZEALAND	Y
NG	NIGERIA	Y
NO	NORWAY	Y
OM	OMAN	Y
PK	PAKISTAN	Y
PS	PALESTINE	Y
PG	PAPUA NEW GUINEA	Y
PE	PERU	Y
PH	PHILIPPINES	Y
PL	POLAND	Y
PT	PORTUGAL	Y
PR	PUERTO RICO	Y
QA	QATAR	Y
PA	REP. OF PANAMA	Y
ZM	REP. OF ZAMBIA	Y
RO	ROMANIA	Y
RU	RUSSIA	Y
RW	RWANDA	Y
WS	SAMOA	Y
SA	SAUDI ARABIA	Y
SN	SENEGAL	Y
CS	SERBIA AND MONTENEGRO	Y
SC	SEYCHELLES	Y
SG	SINGAPORE	Y
SK	SLOVAKIA	Y
SI	SLOVENIA	Y
SB	SOLOMON ISLANDS	Y
ZA	SOUTH AFRICA	Y
KR	SOUTH KOREA	Y
ES	SPAIN	Y

LK	SRI LANKA	Y
SD	SUDAN	Y
SR	SURINAME	Y
SE	SWEDEN	Y

CODE	COUNTRY	AGCO RECOGNISED DISTRIBUTION/REPRESENTATIVE
CH	SWITZERLAND	Y
SY	SYRIA	Y
TW	TAIWAN	Y
TZ	TANZANIA	Y
TH	THAILAND	Y
CD	THE DEM. REP. OF THE CONGO	Y
TG	TOGO	Y
TO	TONGA	Y
TT	TRINIDAD AND TOBAGO	Y
TN	TUNISIA	Y
TR	TURKEY	Y
UG	UGANDA	Y
UA	UKRAINE	Y
AE	UNITED ARAB EMIRATES	Y
GB	UNITED KINGDOM	Y
US	UNITED STATES	Y
UY	URUGUAY	Y
VN	VIETNAM	Y
ZW	ZIMBABWE	Y